Exhibit 4.1

SECTION 102 ADDENDUM

TO OPTIUM CORPORATION 2006 STOCK OPTION AND INCENTIVE PLAN

This Addendum to the Optium Corporation 2006 Stock Option And Incentive Plan (respectively “Addendum” and “Plan”) shall be valid for all grants of stock options and other stock incentives made by Optium Corporation (the “Company”) under the Plan to Participants (as defined below).

This Addendum is made in order to adjust the Plan to Section 102 of the Israeli Income Tax Ordinance [new version] – 1961 and the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, so as to enable the grant of stock based incentives under the Plan to Participants.

Regardless of any provision of the Plan stating otherwise, the provisions of this Addendum are added to and shall be valid for all grants of Stock Options, or any other stock based incentive by the Company under the Plan to Participants. Except as detailed below, all other provisions, definitions, terms and conditions, of the Plan shall continue to be valid and in full force and effect.

1.     DEFINITIONS

DEFINED TERMS

Initially capitalized terms, as used in this Addendum, shall have the meaning ascribed thereto as set forth below:

“Affiliate(s)”

means a present or future company that employs Israeli residents and that either (i) Controls Optium Corporation or is Controlled by Optium Corporation or is Controlled by Optium Corporation’s subsidiaries; or (ii) is Controlled by the same person or entity that Controls Optium Corporation.

“Allocate” or “Allocated”	with respect to Options, means the allocation of Options by the Company to the Trustee on behalf of a Participant.

“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 102.

“Holding Period”

means the period in which the Allocated Options granted to a Participant or, upon exercise thereof the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects.

“Option”	means a stock option or an Award as defined in the Plan or any other incentive based on stock, granted by the Company to the Participant according to the Plan.

“Participant”

means an Israeli resident who is an employee, officer or director of the Company or any Affiliate (provided that such person does not Control the Company), on behalf of whom an Option is Allocated pursuant to the Plan.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section 102 Letter”

means a letter or an agreement, in which the Participant is notified of the decision to grant the Participant Options according to the terms of Section 102. The Section 102 Letter shall specify the Tax Track that the Company has elected. The Section 102 Letter shall include the Participant Undertakings specified in Section 5 of this Addendum.

“Section 102 Rules” or “Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Track”

means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Income Tax Track Through a Trustee”; or (3) the “Income Tax Track Without a Trustee”; each as defined in Sections 1.1-1.2, respectively.

“Trust Agreement”	means the trust agreement signed between the Company or Affiliate and the Trustee.

“Trustee”

means the trustee appointed by the Company or the Affiliate to hold in trust on behalf of each Participant the Allocated Options and the Underlying Shares, in accordance to the provisions of Section 102 and the Trust Agreement.

“Underlying Share”	means a share of the Company issued upon the exercise of an Option according to the provisions of the Plan.

2.     TRUST ARRANGEMENT AND HOLDING PERIOD

Options shall be granted to Participants according to the provisions of Section 102.

2.1   TRUSTEE TAX TRACKS

If the Company elects to grant Options through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Participant the Allocated Options and the Underlying Shares issued upon exercise of such Options in trust on behalf of each Participant according to the provisions of Section 102 and the Trust Agreement.

The Holding Period for the Options will be as follows:

(A)                   The Capital Gains Tax Track Through a Trustee – if the Company elects to Allocate the Options according to the provisions of this track, then the Holding Period will be 24 months from the date of Allocation to the Trustee on behalf of the Participant, or such shorter period as may be approved by the Israeli Tax Authorities or by an amendment to Section 102 or the Rules.

(B)                     Income Tax Track Through a Trustee – if the Company elects to Allocate Options according to the provisions of this track, then the Holding Period will be 12 months from the date of Allocation to the Trustee on behalf of the Participant, or such shorter period as may be approved by the Israeli Tax Authorities or by an amendment to Section 102 or the Rules.

Subject to Section 102 and the Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Underlying Shares form the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Rules.

In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options originally Allocated (the “Additional Rights”), all such Additional Rights shall be Allocated and/or issued to the Trustee for the benefit of Participants, and shall be held by the Trustee for the remainder of the Holding Period applicable to the Options originally Allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

2.2   INCOME TAX TRACK WITHOUT A TRUSTEE

If the Company elects to Allocate Options according to the provisions of this track, then the Options will not be subject to a Holding Period.

2.3   TRACK SELECTION

The Company or Affiliate, in their sole discretion, shall elect under which of the above three Tax Tracks each Option is granted and shall notify the Participant in the Section 102 Letter, which Tax Track applies to each granted Option.

2.4   CONCURRENT CONDITIONS

The Holding Period, if any, is in addition to the vesting period specified in the Plan or in the Award Agreement (as defined in the Plan). The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Options granted.

2.5   TRUST AGREEMENT

The terms and conditions applicable to the trust relating to the Tax Track selected by the Company, as appropriate, shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).

3.     TAX MATTERS

This Addendum and grants to Participants shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 102, any written approval from the Israeli Tax Authorities and any amendment to Section 102 or the Rules.

All tax consequences under any applicable law which may arise from the grant or Allocation of Options, from the exercise thereof or from the holding or sale of Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely by the Participant. The Participant shall indemnify the Company and/or Affiliate and/or Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

If the Company elects to Allocate Options according to the provisions of the Income Tax Track Without a Trustee (Section 2.2 of this Addendum), and if prior to the exercise of any and/or all of these Options, such Participant ceases to be an employee, director, or officer of the Company or Affiliate, the Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise of such Options.

4.     WITHHOLDING TAXES

Whenever an amount with respect to withholding tax relating to Options granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate and/or the Trustee, the Company and/or an Affiliate and/or the Trustee shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option, or transferred thereafter, the

Company and/or an Affiliate and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Affiliate and/or the Trustee, an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee shall have the right to withhold or set-off (subject to applicable law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and/or Underlying Shares may be validly transferred in a transfer made by will or laws of descent, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant were he or she have survived.

5.     PARTICIPANT UNDERTAKINGS IN THE SECTION 102 LETTER

In the Section 102 Letter, in accordance with the requirements of Section 102, the Participant shall (1) agree and acknowledge that he or she have received and read the Plan, the Section 102 Letter; (2) undertake all the provisions set forth in: Section 102 (including provisions regarding the applicable Tax Track that the Company or Affiliate has selected), the Section 102 Rules, the Plan, the award document, the Section 102 Letter and the Trust Agreement; and (3) subject to the provisions of Section 102 and the Rules, undertake not to sell or release the Underlying Shares from Trust before the end of the Holding Period.